Vertical Announces Strong Revenue Growth
                   for Second Quarter of Fiscal 2005
           Second quarter revenue up 59% over prior quarter
           -------------------------------------------------

CAMBRIDGE, MA - April 4, 2005 - Artisoft, Inc. (OTC: ASFTE) currently doing business as Vertical Communications, Inc., a leading provider of next-generation, IP-based phone systems for small, large and distributed businesses, today reported its financial results for the second quarter of fiscal 2005, which ended December 31, 2004. Revenue for the quarter increased 137% from the same quarter of fiscal 2004, and 59% from the prior quarter. Vertical also achieved its 9th consecutive quarter of revenue growth.

For the second quarter of fiscal 2005, Vertical reported revenue of $4.7 million, which excludes deferred revenue. Deferred revenue balances increased by $5.1 million during the quarter. The Company also reported a net loss of $3.2 million, or 9 cents per share, compared to revenue of $2.0 million and a net loss of $1.0 million, or 27 cents per share, during the same quarter of fiscal 2004. Revenue for the second quarter of fiscal 2005 included $2.0 million in revenue derived from the acquisition of Vertical Networks in September 2004.

"We're excited about the expanded markets that the acquisition of Vertical Networks has brought us into, and we're also excited by the expanded opportunities in all our markets as we integrate our products." said Bill Tauscher, Vertical's president and CEO. "This was a quarter filled with integration efforts and integration planning, in which we made significant progress on both."

The company also announced that it is in the process of legally changing its name to Vertical Communications, Inc.

Vertical reports its financial results in accordance with generally accepted accounting principals ("GAAP"). However, we believe that in certain circumstances, non-GAAP financial measures can prove useful for investors. For example, we present non-GAAP information for 2005 as a result of our acquisition of Vertical Networks, which we compare to our prior year GAAP results. The results for the past quarter reflect a significant deferral of $5.6 million of revenue for systems sold and delivered during the quarter, because these systems are covered under multi-year software subscription agreements, acquired as part of the Vertical Networks acquisition, whose terms extend to March, 2009 and cover all systems shipped to certain large customers. Under GAAP, this revenue, and related cost of goods of $3.4 million, will be recognized as discussed in our December 31, 2004 Form 10-Q as amortized over the balance of the life of the software subscription agreements, which run through periods of up to 4 years and three months. The quarterly amortization of these sales and cost of sales is approximately $182 thousand and $117 thousand, respectively, for the current quarter. In addition, the company acquired $4.3 million of intangible assets as part of the Vertical Networks acquisition, which are being amortized over an estimated life of five-years. We have prepared the following non-GAAP presentation of condensed income statement information to reflect the results of operations without this revenue and cost of sales deferral, including its related amortization, and without the amortization of acquired intangible assets, and a related deferred tax liability. While this non-GAAP presentation should not be considered in isolation or as a substitute for net revenue, cost of sales, gross margins, operating expense, income (loss), or net income (loss) data prepared in accordance with GAAP or as an indication of the Company's financial performance or liquidity under GAAP, it is presented here because the Company believes that it provides useful information to investors with respect to its ability to generate sales of its products into the market absent the deferral convention for accounting purposes (i.e. sell through sales), and to meet current and future working capital requirements and capital expenditure commitments by adjusting out the non-cash amortization and tax expense. Management intends to track these non-GAAP measures going forward, and use them, along with GAAP financial information, to assess the effectiveness of its operations.

                             GAAP                     Non-GAAP
                      ===================================================
                      Three Months Ended               Three Months Ended
                       December 31, 2004  Adjustments   December 31, 2004

Net Revenue                4,668             5,391            10,059
Cost of Sales                934             3,281             4,215
Gross Margins              3,734             2,110             5,844
Operating Expense          6,843              (222)            6,621
Operating Income/         (3,109)            2,332              (777)
  (Loss)
Net Income/(Loss)         (3,170)            2,416              (754)




Non-GAAP net revenue of $10.1 million represents products delivered and accepted by our customers during the period, and represents a 411% increase in revenue from the same period a year prior. While $7.4 million of this increase is the result of the acquisition of Vertical Networks, all products contributed to the growth.

Non-GAAP operating expenses for the quarter were $6.6 million, excluding the non-cash charge for the amortization of acquired intangible assets of $222 thousand, compared to $2.9 million GAAP operating expenses during the second quarter of fiscal 2004. The increase of $3.7 million was primarily the result of $2.6 million of operating expense related to the acquired operations of Vertical Networks, while $1.1 million related to increase payroll related expenses and professional services driven by increased sales activity and work to integrate the acquired operations.

Non-GAAP net loss for the quarter was $754 thousand, reflecting the non-GAAP adjustments discussed above as well as the elimination of $84 thousand of tax expense related to deferred taxes on the amortization of goodwill from the acquisition.

Non-GAAP gross margins during the second quarter of fiscal 2005 were 58% as compared to GAAP gross margin of 98% for the second quarter of fiscal 2004. Non-GAAP cost of sales of $4.2 million represents the cost of products delivered and accepted by our customers, and represents a $4.1 million increase in cost of products, primarily resulting from the cost of hardware shipped with products acquired from Vertical Networks.

Conference Call
---------------

Vertical will hold a conference call at 5:00 p.m. ET on Tuesday April 5, 2005 to discuss the second quarter fiscal year 2005 financial results. The conference call will be broadcast live via the Internet at the Investor Relations section of Vertical's website, http://www.vertical.com/corpcalls.html. A recorded replay of the conference call will be available 24 hours per day beginning at 8:00PM ET Tuesday April 5, 2005 through 8:00PM ET April 18, 2005 on the Investor Relations section of Vertical's website, http://www.vertical.com/corpcalls.html.


About Vertical
--------------
Vertical Communications, Inc. is a leading provider of next-generation IP-based voice and data communications systems for business. Vertical combines voice and data technologies with business process understanding to deliver integrated IP-PBX and application solutions that enhance customer service and business productivity. Vertical's customers are leading companies of all sizes -- from small to large and distributed -- and include CVS/pharmacy, Household International, and Apria Healthcare. Vertical is headquartered in Cambridge, Massachusetts and delivers its solutions through a worldwide network of systems integrators, resellers and distributors. Visit http://www.vertical.com for more information.


                                 # # #

Artisoft, Vertical Communications, TeleVantage and InstantOffice are registered trademarks of Vertical Communications, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

Forward-Looking Statements:
---------------------------
This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects, including, without limitation, the potential expansion of the markets for our products and services, the expected benefits of the integration of the operations of Vertical Networks, Inc., the increasing attractiveness of TeleVantage and InstantOffice versus proprietary PBX and IP-PBX systems, the ability of our North American, International and OEM channels to perform well in the future, and the advances we may make by combining Artisoft and Vertical Networks' technologies. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: a lack of market acceptance for our products and services, our ability to integrate the operations of Vertical Networks and realize anticipated synergies, cost savings and other benefits, including the opportunity to integrate Artisoft and Vertical Networks technologies, our dependency on OEM channels that may fail to perform, our dependency on, in some cases a small number of customers and
suppliers,   risks associated with the Company's strategic
transactions and strategic alliances, the impact of competitive products and pricing, the ability of our distributors, resellers and our original equipment manufacturers to market TeleVantage and InstantOffice, and pay us for the products they purchase from us, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, risks and costs associated with acquisitions and the integration and administration of acquired operations, capacity and supply constraints or difficulties and other factors detailed in the Company's filings with the Securities and Exchange Commission including its most recent filings on Form 10-K.




For additional information, contact:
------------------------------------

Duncan Perry
617-354-0600 x201
dperry@vertical.com